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                                                                  Exhibit 10.1.d

                            ADDITIONAL TOLL AGREEMENT
                                     BETWEEN
                      EMPRESA NACIONAL DE ELECTRICIDAD S.A.
                                       AND
                 COMPANIA NACIONAL DE TRANSMISION ELECTRICA S.A.

In Santiago, Chile, on October 23, 2000, between EMPRESA NACIONAL DE ELECTRICIDAD S.A., hereinafter, ENDESA, represented by its General Manager, Mr. Hector Lopez Vilaseco, both domiciled in Santiago at Calle Santa Rosa No. 76, Floor 17, and COMPANIA NACIONAL DE TRANSMISION ELECTRICA S.A., hereinafter referred to as TRANSELEC, represented by its General Manager, Mr. Guillermo Espinosa Ihnen, both domiciled in Santiago at Calle Santa Rosa No 76, Floor 9, the following has been agreed:

ONE: ELECTRICITY RIGHT OF WAY AND ADDITIONAL TOLL.

On October 23, 2000 TRANSELEC and ENDESA entered into a basic toll contract, in which the area of influence of ENDESA's power plants in TRANSELEC's transmission system was set forth.

Through the present contract, the parties hereby agree, pursuant to articles 51, 52A, 51E, 51F and 51G of the Decree with Force of Law No 1 of 1982 of the
Mining Ministry, the additional toll that ENDESA shall pay to TRANSELEC for the electricity right of way across TRANSELEC's transmission system facilities, which are not subject to basic toll payment of ENDESA's power plants and which TRANSELEC confers to ENDESA in this act.

TWO: IDENTIFICATION OF ENDESA's CUSTOMERS

In the Additional Tolls Exhibits, which are integral parts of this contract, the identification of each ENDESA's customer is provided along with the identification and location of its respective electricity downloading (substation, voltage level and supplier), the values of apparent maximum demands the effectiveness dates up to which ENDESA may carry out electricity downloading at each electric supply point of those customers and at the facilities that originate the additional toll.

Each Exhibit is individualized or identified by the customer's name associated to the electricity downloading that originate the corresponding additional toll. Likewise, in the Additional Tolls Exhibits all those special clauses that only exclusively apply to the pertinent ENDESA's customer are detailed.

THREE: RIGHT TO ELECTRIC POWER DOWNLOADING

Pursuant to the present contract, ENDESA will be entitled to use TRANSELEC's transmission facilities, which are not subject to basic toll payment of its plants and which are individualized in the "Facilities subject to basic toll payment of ENDESA's plants" Exhibit, to upload and download Electricity meant for its customers identified in the Additional Tolls Exhibits. The downloading will be carried out at the downloading points, for the apparent maximum demands and effectiveness period that for each client are indicated in the Additional Tolls Exhibits. All the above, within the quality and safety conditions set forth in this contract, in the Decree with Force of Law No 1/82 and in the pertinent regulations.

FOUR: OPERATION AND MAINTENANCE COSTS DEFINITION

The Costs of Operation and Maintenance (COM) take into consideration all of the costs necessary for the appropriate maintenance of the facilities and their proper decentralized operation subordinate to the Zone Operation Centers (ZOC) and to a Centralized Transmission Dispatch.

The COM's take into consideration the operating expenses intended for the planning, execution and control of the activities of operation and maintenance, whether the latter are preventative, scheduled


ENDESA - TRANSELEC Additional Toll                                             1
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corrective, or unscheduled corrective, and the expenses and insurance for accidents to buildings and facilities.

In addition, the COM's include the capital costs, operation, and vehicles maintenance, maintenance equipment, telecommunications systems, instruments and tools necessary for carrying out the maintenance and operation activities, including the terminal remote units (TRU), the Zone Operation Centers (ZOC), and the Centralized Transmission Dispatch. Likewise, the COM's include the capital costs, operation, and maintenance of the land pieces and buildings, such as workshops, offices, and warehouses meant for operation and maintenance.

FIVE: DEFINITION OF THE NEW REPLACEMENT VALUE

For the purposes of the present contract, the New Replacement Value for the transmission facilities, hereinafter, without distinction, NRV, will be understood to mean the cost of renewing all of the works, facilities and physical assets intended for the electricity transmission function

Renewal is understood as the activity of replacing the works, facilities and physical assets presently in service with others that are equal. In the event that they do not exist on the market, the respective cost is to be that of the works, facilities and physical assets of modern technology, and current cost, meant to fulfill the same function with the same standards of service quality. As regards the transmission lines, those existing are considered with respect to the topographical layout, structures, voltage, numbers of circuits, and electrical transmission capacity. As regards the sub-stations, consideration is given, in addition to the primary control and protection equipment, to the auxiliary equipment, including that of the auxiliary services, battery banks and emergency equipment, buildings meant to house the equipment indicated, land pieces, ad general works.

The following items, which are set forth only by way of example, such listing not being exhaustive, are included in the costs associated with the NRV's for the transmission lines and for the sub-stations which constitute segments subject to ENDESA's additional toll: engineering and design, construction management and inspection, easements and compensations, supply of imported and domestic equipment and materials with the respective entry tariffs, port charges and domestic and international freight, construction and assembly of works and equipment, other financial and administrative costs such as staggered interest, overhead expenses, and operating capital.

For purposes of the valuation of the lines, the original copper wire is replaced by one of aluminum with equivalent characteristics. In the valuation of the sub-stations, the switches for large volumes of oil, for compressed air, and for large volumes of SF6 gas have been valuated as switches for small volumes of SF6 gas. The synchronous condensers are valuated as if they were static condensers.

SIX: NRV AND MOC.

In the Additional Tolls Exhibits are broken down the facilities subject to additional toll payments operated by TRANSELEC and the New Replacement Values
(NRV), the annual Maintenance and Operation Costs (MOC) and the sum of the annual NRV (ANRV) plus the MOC 's of said facilities, corresponding to each ENDESA's customer. These values are expressed in dollars of the United States of America as of January 1, 1999.

SEVEN: TOTAL ADDITIONAL TOLL ANNUAL PAYMENT

The parties agree that, commencing on October 23, 2000, and up to the expiration of the present contract, ENDESA will pay to TRANSELEC annual payments for Total Additional Toll. Said Total Additional Toll annual payment corresponds to the addition of the pro-rata of values based on the ANRV's plus the MOC for TRANSELEC's facilities and assigned for the electricity supply of each ENDESA's customer individualized in the Additional Tolls Exhibits, plus the annual payments based on


ENDESA - TRANSELEC Additional Toll                                             2
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the ANRV's and MOC's associated with facilities called back up facilities, which are specified in the Additional Tolls Exhibits, acknowledged and accepted by the parties.

The value of the Total Additional Toll that ENDESA undertakes to pay to TRANSELEC is subject to the electricity downloading effective periods stipulated in the Additional Tolls Exhibits for each supply point of the customers individualized therein. Pursuant to the above, upon the expiration of the respective effective period, the application of the present contract will be modified with respect to the affected downloading points. The above will originate pertinent modifications to the Additional Tolls Exhibits of the present document to evidence this new situation.

EIGHT: MODIFICATION TO FACILITIES SUBJECT TO ADDITIONAL TOLL PAYMENT

It is left on record that the electricity right of way originated by this instrument does not prevent TRANSELEC from carrying out any kinds of modifications to the transmission facilities involved, of which it is the owner, as long as the transmission capacity is not diminished so that the required power agreed may be downloaded at the place and with the voltage specified in the present contract, and the transport quality and safety standards established in clause NINETEEN are kept.

Should the facilities subject to basic toll payment of ENDESA's plants, during the effective period of this contract, be modified by legal modifications or regulations or by any other modification affecting said facilities be introduced, thus causing that the segments which were previously considered as subject to additional toll to become included in the basic toll payment, the additional toll contract shall be modified, removing the corresponding segments. Likewise, in the opposite case, should the modification of the facilities subject to basic toll give rise to new segments subject to additional tolls, the additional toll contract shall be modified adding the corresponding segments. Any change proposal to this respect posed by ENDESA or TRANSELEC shall be justified through a report including technical-economic reasons of same and the counterpart will have a maximum period of sixty (60) days to express an opinion to that respect. Should there be an agreement, it will give rise to modifications to the Additional Tolls Exhibits and when pertinent to the "Back up" Exhibit of the present contract, which shall be deemed as in effect, for application purposes of the present instrument, from the date on which the written notification of any of the parties to the counterpart has occurred. Should there not be any agreement, the existing controversy or differences between the parties may be given, by either party, to the judgment of the Court of Arbitration referred to in clause TWENTY TWO.

In no case will a gap arise in the payments that ENDESA makes to TRANSELEC. In the event that methodological or regulatory absences of definition exist deriving from legal modifications, the monthly payments will continue to be made on the basis of the present contract in a provisional manner subject to adjusted settlement until such time as such absences of definitions are resolved by mutual contract between the parties or in accordance with the procedure established in Clause TWENTY TWO.

The respective modification of the basic toll, whether arising by contract of the parties or by decision of the arbitration panel, will govern from the time when the event causing such revision arises or enters into force, giving rise to such monthly settlement readjustments as may pertain. The differences will be paid, if appropriate, by such party as proves to be the debtor, with the interest current for transactions that are not adjustable of more than or less than 90 days, as may pertain, within a maximum term of 30 days subsequent to the time when the contract arises or the arbitration award becomes executory.

NINE: MODIFICATIONS TO ENDESA's DOWNLOADING POINTS

The parties agree to redefine the facilities subject to additional toll payments as well as the corresponding annual payments when changes at ENDESA's electricity downloading points to supply its customers occur, to the extent it does not involve changes in the electricity right of way across TRANSELEC's facilities.


ENDESA - TRANSELEC Additional Toll                                             3
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It will be understood that there exist changes at ENDESA's downloading points when the following events take place:

a) Termination of supply contract of an ENDESA's customer at a given downloading point, within the corresponding effectiveness period of the toll, provided such customer is then commercially supplied with electric power, at the same downloading point by another generating company.

b) When changes in the ownership of the facilities subject to additional toll payments by ENDESA occur

c)    End of the effectiveness period of any of the Additional Tolls Exhibits.

Both ENDESA and TRANSELEC shall communicate to the counterpart, as the case may be, the modifications to the downloading points that will occur due to the causes indicated in the foregoing paragraph, with at least sixty (60) days in advance to the date the modification is to be in effect.

The Additional Tolls Exhibits will be modified to show the variations of ENDESA's downloading points that are contemplated in this clause, including the characteristics of the new situation.

The new annual payment value of the Total Additional Toll will be in effect, for payment purposes, from the date on which the event modifying ENDESA's downloading point or points takes place.

TEN: MAXIMUM POWER DOWNLOADING

For the effects of this contract, it will be understood as monthly maximum apparent demand the highest value of the integrated powers recorded in 15-minute-successive periods.

The power downloading carried out by ENDESA at each supply point indicated in the Additional Tolls Exhibits, shall not exceed the values of apparent maximum demands expressed in said exhibits.

Should the monthly maximum apparent demand of downloading exceeds the apparent power agreed, ENDESA will pay in such month twice as much the unit cost corresponding to the power agreed, per each apparent power unit in excess.

Notwithstanding the above, in case ENDESA is the only user of some or the totality of the segments involved in the exceeded downloading, said surcharge will not be applied to said segments.

In case of apparent power downloading over that agreed, the following norms are further applied:

a) ENDESA shall pay TRANSELEC the value of damage undergone by the equipment and facilities included in the present Contract as a result of exceeding the maximum powers, which shall be demonstrated as the cause of damages.
b) TRANSELEC will not be responsible for any damage of any nature undergone by ENDESA or its customers due to the lack of supply derived from the deficient capacity in the facilities involved in the contracted tolls.
c) TRANSELEC may restrict the downloading to the values agreed in the Contract, being at ENDESA's expense all the costs that are necessary to carry out said restriction, whose amount will not be higher than US$ 50,000 per downloading point. The above, only in the cases in which there exists no capacity in the facilities or that ENDESA does not set new maximum power values in accordance with what is stipulated in the following paragraph.


ENDESA - TRANSELEC Additional Toll                                             4
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Should the maximum apparent power values agreed be exceeded in more than five days, whether consecutive ones or not, in a month period, ENDESA undertakes to restate the maximum power values in an amount equal to the apparent maximum demand recorded. This restatement will involve the recalculation of the annual additional toll corresponding to the downloading point that exceeds its agreed power, so that the new monthly quota will be in effect from the month in which the fifth excess to the agreed value occurs. This recalculation will be done in accordance with what is indicated in the following clause.

ELEVEN: POWER DOWNLOAD INCREASE

Should, during the effective period of this additional toll contract, an increase of the agreed apparent power to transmit the downloading at one or more supply points be required, the following procedure will be carried out:

a) For those segments in which exists a capacity to transmit the increase power, the additional toll corresponding to the new maximum apparent power agreed will be calculated, that is, the one in effect plus the increase required.
b) For those segments in which there exits no capacity, TRANSELEC will inform to ENDESA about the new works and equipment that are needed to expand the capacity and keep the service quality and, at TRANSELEC's request, an estimate budget for said works. Upon the agreement on said expansions and the new NRV's and MOC's of the segment, the toll for the new use will be calculated in the same manner indicated under a).
c) Notwithstanding that indicated under the foregoing points a) and b), in all the cases in which ENDESA is the only user of some segments, it will always pay 100% of the toll value agreed for such segment based on the NRV plus the MOC having to reassign such payments among the different downloading points supplied by ENDESA, at pro-rata of the respective powers agreed.

In general, pursuant to article 51 of the Decree with Force of Law No 1/82, ENDESA shall pay as indemnity those costs that TRANSELEC may not recover through the toll charges, whose value will be agreed by the parties.

In case an downloading apparent maximum power increase is requested, whether because the daily maximum apparent powers have been exceeded in more than five times or not, TRANSELEC will have a thirty (30) consecutive day period to answer this request and indicate the feasibility to award such increase.

THIRTEEN: TOLL INDEXATION

The monthly payments pertaining to the Total Additional Toll charge will be indexed semi-annually on January 1 and on July 1 of each year, multiplying the monthly payment in force for the prior month by such factor as may result from applying the formula for indexing tolls detailed in the "Indexation" Exhibit to the present document. For these purposes, said indexing factor shall be deemed to be rounded off to the fifth decimal.

The first indexing will take place on July 1, 2000 and shall cover the period between January 1, 1999 and June 30, 2000. The parties agree that the indexing factors corresponding to the first and second semi-annual periods of 1999 and to the first semi-annual period of 2000 are 0.95896, 0.94468 and 1.04100, respectively

FOURTEEN: PAYMENT MODALITY

TRANSELEC will monthly send the corresponding invoice corresponding to the net value of the previous month's Additional Annual Payment, in which the VAT will be charged separately. This charge will be expressed in domestic currency employing the exchange rate corresponding to the "observed


ENDESA - TRANSELEC Additional Toll                                             5
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dollar" referred to in the first paragraph of No. 6 of Chapter I, Title I, of the Compendium of International Currency Exchange Rules published by the Central Bank of Chile, or such as may replace it in the future.

TRANSELEC will send the invoice within the first five (5) business days of the month subsequent to the month to which the charge pertains. ENDESA undertakes to pay such invoice to the treasury of TRANSELEC in Santiago, in cash, by check, not crossed, within the banking region of Santiago, or bank Sight Draft, at latest prior to noon on the sixteenth day of each month subsequent to the month to which the charge pertains. If such day is a Saturday, Sunday or holiday, the time due shall extend up to noon on the subsequent business day.

Nevertheless, the parties may agree to a different method of payment, which may be by a bank transfer of funds or deposits into any of the checking accounts of TRANSELEC. In such case, ENDESA shall inform TRANSELEC in writing as to the date, amount, checking account number, and bank through which the payment or deposit has been made, as well as the number of the invoice or invoices that it has paid.

In the case of default or simple delay in payment, interest shall accrue at the maximum conventional rate for transactions that are not adjustable of less than or more than ninety (90) days, as the case may be, from the date when the default or simple delay took place and up to the date of the actual payment thereof.

In the event that TRANSELEC sends the invoice late, ENDESA shall be able to postpone its payment by one day for each day of delay and such postponement shall not be deemed to be a default or simple delay for the purposes of charging the interest referred to in the preceding paragraph.

FIFTEEN: SETTLEMENT OF THE VIRT's

The parties agree that they shall carry out a monthly settlement, between themselves, of the valuation of the uploads and downloads per segment (VIRT's) for each one of the segments subject to an additional toll in virtue of this contract, received by TRANSELEC as a result of the balances of power uploads and downloads made by the CDEC - SIC for each one of the said segments. The settlement indicated shall be carried out during the month following the month to which the settlement pertains, once TRANSELEC has actually received such amounts from the rest of the members of the CDEC - SIC. In the event that the CDEC - SIC has not determined the VIRT's, or in the event that TRANSELEC has not received all or part of the VIRT's from the rest of the members of the CDEC - SIC, the parties may agree on provisional settlements under this category, on account against final payment.

The amount to be paid for the settlement of the VIRT's will the sum of all the values obtained from multiplying, for each one of the downloads specified in the Additional Tolls Schedule, the pro-rata amount for each segment by the VIRT received by TRANSELEC corresponding to each one of the segments. If the amount of the settlement corresponding to the entirety of the segments subject to this contract turns out to be greater than zero, TRANSELEC shall pay such amount to ENDESA plus V.A.T.; conversely, if the amount of the total settlement proves to be less than zero, ENDESA shall pay TRANSELEC the absolute value of such amount, plus V.A.T. For purposes of these settlements, if appropriate, the same interest rate as that applied by the CDEC - SIC shall be used.

SIXTEEN: LIABILITIES

TRANSELEC shall at no time be liable for the damages or losses ENDESA and/or its customers may suffer due to a total or partial lack of supply of electrical energy and power, excessive variations in voltage or frequency, or others, caused by technical failures affecting TRANSELEC's Transmission System facilities, or due to any other event that may interrupt, shut down, or disrupt energy or power


ENDESA - TRANSELEC Additional Toll                                             6
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transmissions at ENDESA's Additional Toll facilities caused by an act of God or force majeure. The events listed below, without being restrictive, will be regarded as Acts of God or force majeure: damage caused on equipment and lines by third parties or birds or animals; damage caused by natural phenomena, earthquakes, lightning, storms, fall of trees, floods, and mudflows, among others.

On its part, ENDESA shall in no case be liable for such losses as TRANSELEC may suffer due to technical failures or any other event interrupting, shutting down or disrupting the generation or transmission of energy and power at ENDESA's or its customers' facilities, caused by an act of God or force majeure. Causes of acts of God or force majeure will be, among others, those arising from a prolonged drought preventing the normal generation of energy.

SEVENTEEN: SUSPENSION OF SERVICE

TRANSELEC may suspend the transmission of energy and power for purposes of scheduled modification or maintenance activities. Such suspensions shall be planned and scheduled by TRANSELEC upon hearing the opinions on this subject from the various generating companies affected by such supply interruption. Such suspensions must be communicated by TRANSELEC to ENDESA in writing at least sixty (60) days prior to disconnection.

Service suspensions shall be governed by Statutory Decree No 1/82 of the Ministry of Mining, by the General Law of Electrical Services Regulations, as approved through Ministry of Mining Supreme Decree No 327 of December 12, 1997, hereinafter the Electric Regulation, and by the norms and regulations of the Interconnected System Economic Load Dispatch Center (CDEC - SIC).

TRANSELEC may also suspend the transmission of energy and power for emergency and repair purposes. Such suspensions shall take once they have been informed to ENDESA as far in advance as the circumstances permit.

EIGHTEEN: INFORMATION ON OPERATION

TRANSELEC undertakes to send to ENDESA all working days (for the purposes hereof, from Monday through Friday), before 12:00 a.m., a report containing the irregularities and/or interruptions occurred at the facilities listed in the Additional Tolls Exhibits, causing disturbances or interruptions to customers object of this contract. The aforementioned report will also indicate the duration of the interruptions that may have arisen at ENDESA's Additional Toll facilities, as well as an estimate of the interrupted energy through those facilities and the time at which they occurred. The cause of the abnormalities will be indicated in same report or in any other supplementary report.

NINETEEN: AVAILABILITY OF THE SYSTEM

TRANSELEC undertakes to comply with such service quality standards as may be established by the Electric Law, the Electric Regulation, the manuals and procedures of the CDEC - SIC, and the modifications or changes in the mentioned legal texts, which, at no event, shall be lower than the historical standards existing as of the date hereof, measured as the average of the Equivalent Interruption Time (TEI) from Internal Causes, recorded for the years 1995 to 1999, as specified in TRANSELEC's 1999 annual report. Said average TEI from Internal Causes amounts to 15.9 minutes.

Should a failure to comply with this index be detected for two consecutive years, TRANSELEC undertakes to hire the services of an external technical auditing firm, mutually appointed by the parties, which shall make an assessment and recommendations on the operational and maintenance practices followed by TRANSELEC. The recommendations arising from the audit shall be implemented by TRANSELEC.


ENDESA - TRANSELEC Additional Toll                                             7
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TWENTY: PERIOD OF EFFECTIVENESS

This additional toll contract, insofar as every one of ENDESA's customers, will remain in force as indicated in each one of the Additional Toll Exhibits and, save for the indexation formula, if the agreed to power is not increased, keep its value in dollars irrespective of the increase of decrease in the other powers being transmitted through the segment and of the expansions or new facilities that may have been materialized during the period of effectiveness of this contract.

Should ENDESA supply new customers subject to an additional toll or renew the supply to a current customer beyond the effectiveness of the corresponding toll as indicated in the Additional Toll Exhibit, the parties may freely agree on a new additional toll contract for said cases.

During the period prior to January 1st, 2006, the additional tolls for new downloads by ENDESA or for the renewal of the supply contract with any of its current customers, will be calculated by using the NRV and OMC published by TRANSELEC in the book called New Replacement Value and Operation and Maintenance Costs", July 1999 edition, being duly indexed according to the formulas contained in said publication.

If, during the effectiveness of the additional toll contract, the commercial relationship between ENDESA and its customer is terminated, said situation will not modify the obligations undertaken by ENDESA towards TRANSELEC. If TRANSELEC terminates the supply contract with a customer, while the toll contract for the facilities assigned to said customer is in force, the former shall continue to pay for said additional toll as long as said customer does not enter into an agreement with another supplier, or the customer pays directly TRANSELEC for the appropriate toll. On the date the payment of the toll is made by the new supplier or by the customer becomes effective, the parties will terminate the pertinent part of the contract in force corresponding to that download.

In the event that the supply to a customer is definitely suspended due to force majeure or to any other event implying that downloads from TRANSELEC's system to said customer are not verified, ENDESA may terminate the additional toll contract with said customer, informing TRANSELEC of said event 30 days in advance. This condition will not convey an additional charge to ENDESA by TRANSELEC. In the event that the customer, due to force majeure, decreases its maximum download power to 250 kW or less, the parties will agree on a new toll to said customer.

In the event that all or part of the downloads carried out by some ENDESA's current customer are transferred to one of its affiliated companies or to a third party, prior to the expiration of the respective additional tolls, ENDESA undertakes to transfer, together with said downloads, the related additional toll commitments, or, otherwise, ENDESA shall continue to pay for them until their expiration, as established in the Additional Toll Exhibits.

TWENTY-ONE: LEGAL MODIFICATIONS

The parties declare that this contract has been entered into in accordance with legal and regulatory norms in force with regard to tolls and electricity prices contained in the General Law of Electric Services, Statutory Decree No 1/82, so that any change or modification that may be introduced to Statutory Decree (M) No 1/82, within articles 51; 51 A to 51 F, affecting the calculation and values of Additional Tolls or the conditions that apply to this contract, shall cause the parties to totally or partially review this contract. Contract revision due to this cause may be requested by either party, and it will become valid once the legal modifications have become in effective.

Should the parties not reach an agreement on the modifications to this contract as a result of the general or partial review that either party might request based on the eventual legal amendments as indicated in the preceding paragraph, within a six-month period as of the date of reception of said


ENDESA - TRANSELEC Additional Toll                                             8
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request, the parties agree to submit any differences to an arbitration proceeding as provided in clause TWENTY-TWO. The contract will be modified in the terms provided by said arbitrating instance.

TWENTY-TWO: ARBITRATION

Any controversy arising between the parties relating to the interpretation, performance or failure, application, or termination of this contract shall be resolved by a court of arbitration of an arbitrating nature made up of three appointed members, one by each party, and the third member who shall be a lawyer that will be appointed by the other two appointees upon mutual agreement and, in case of disagreement, by ordinary justice. The court will resolve in first instance

Should either party refuse to designate or delay the appointment of its arbitrator, the other party may resort to the ordinary courts of law in order that the latter makes the appointment thereof. It shall be understood that a refusal or delay occurs when a period of thirty (30) days, as of the notification from the counter party, forwarded through a notary public, of the decision to resort to arbitration, has elapsed and said appointment has not been made.

Should the arbitrators, as stated above, not agree on the designation of the third arbitrator within a period of thirty (30) days, as of the date when the second arbitrator has been appointed, such designation shall be made by the Ordinary Courts for Santiago. The appointment made by the Ordinary Courts of Law, as stated in this paragraph, shall fall upon an attorney at law who has been a member of the Supreme Court or of the Court of Appeals for Santiago, or Dean or Director of the Universidad de Chile or Pontificia Universidad Catolica de Chile Law School in Santiago.

Once arbitration is convened, the arbitrator shall resolve, as a first measure, within a term shorter than sixty (60) days, the amount that ENDESA shall continue to provisionally pay TRANSELEC, if appropriate, while the controversy is finally resolved.

TWENTY-THREE: LEGAL CAPACITIES

The legal capacity of Mr. Hector Lopez Vilaseco to represent ENDESA is evidenced through public deed executed dated August 31, 2000, executed at the office of Mr. Fernando Opazo Larrain, Notary Public for Santiago.

The legal capacity of Mr. Guillermo Espinosa Ihnen to represent TRANSELEC is evidenced through public deed dated August 18, 1997, executed at the office of Mr. Ismael Ibarra Leniz, acting notary public for Santiago.

TWENTY-FOUR: CLAUSE HEADINGS

The parties hereto leave on record that the headings to the clauses hereof are only for reference and do not affect the content thereof.

TWENTY-FIVE: EXHIBITS

The Exhibits relating to the facilities subject to a "Basic toll from ENDESA's Generating Power Plants in the Central Interconnected System, "Indexation", and the "Additional Toll Exhibits", enclosed hereto and duly signed by the parties hereto, will be deemed as being an integral part of this contract for all contractual and legal purposes.

TWENTY-SIX: DOMICILE

For all purposes, the parties hereto set their domicile in the city of Santiago, Chile.


ENDESA - TRANSELEC Additional Toll                                             9
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TWENTY-SEVEN: NUMBER OF ORIGINAL COPIES

The present contract is signed in four (4) original copies of same tenor, two
(2) of which being kept by ENDESA and two (2) by TRANSELEC.

       /s/ Hector Lopez Vilaseco        /s/ Guillermo Espinosa Ihnen
          Hector Lopez Vilaseco            Guillermo Espinosa Ihnen
             General Manager                    General Manager
                  ENDESA                           TRANSELEC


ENDESA - TRANSELEC Additional Toll                                            10